Exhibit 99.1
Google Inc. Announces Second Quarter 2013 Results

MOUNTAIN VIEW, Calif. – July 18, 2013 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2013.
"Google had a great quarter with over $14 billion revenue -- up 19% year-on-year," said Larry Page CEO of Google. "The shift from one screen to multiple screens and mobility creates tremendous opportunity for Google. With more devices, more information, and more activity online than ever, the potential to improve people’s lives even more is immense."
Q2 Financial Summary
Google Inc. reported consolidated revenues of $14.11 billion for the quarter ended June 30, 2013, an increase of 19% compared to the second quarter of 2012. Google Inc. reports advertising revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the second quarter of 2013, TAC totaled $3.01 billion, or 25% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•
GAAP operating income in the second quarter of 2013 was $3.12 billion, or 22% of revenues. This compares to GAAP operating income of $3.24 billion, or 27% of revenues, in the second quarter of 2012. Non-GAAP operating income in the second quarter of 2013 was $3.99 billion, or 28% of revenues. This compares to non-GAAP operating income of $3.94 billion, or 33% of revenues, in the second quarter of 2012.

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GAAP net income including net income from discontinued operations in the second quarter of 2013 was $3.23 billion, compared to $2.79 billion in the second quarter of 2012. Non-GAAP net income in the second quarter of 2013 was $3.23 billion, compared to $3.36 billion in the second quarter of 2012.

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GAAP EPS including impact from net income from discontinued operations in the second quarter of 2013 was $9.54 on 338 million diluted shares outstanding, compared to $8.42 in the second quarter of 2012 on 331 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2013 was $9.56, compared to $10.16 in the second quarter of 2012.

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Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense, as well as restructuring and related charges recorded in our Motorola Mobile business.  Non-GAAP net income and non-GAAP EPS exclude the expenses noted above, net of the related tax benefits, as well as net income or loss from discontinued operations. In the second quarter of 2013, the expense related to SBC and the related tax benefits were $778 million and $167 million compared to $561 million and $134 million in the second quarter of 2012. In the second quarter of 2013, restructuring and related charges recorded in our Motorola Mobile business and the related tax benefits were $89 million and $21 million, compared to $141 million and $39 million in the second quarter of 2012. In addition, net income from discontinued operations in the second quarter of 2013 was $674 million, compared to net loss from discontinued operations of $48 million in the second quarter of 2012.

Q2 Financial Highlights
Revenues and other information - On a consolidated basis, Google Inc. revenues for the quarter ended June 30, 2013 were $14.11 billion, an increase of 19% compared to the second quarter of 2012.
Google Revenues (advertising and other) - Google revenues were $13.11 billion, or 93% of consolidated revenues, in the second quarter of 2013, representing a 20% increase over second quarter 2012 revenues of $10.96 billion.

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Google Sites Revenues - Google-owned sites generated revenues of $8.87 billion, or 68% of total Google revenues, in the second quarter of 2013. This represents an 18% increase over second quarter 2012 Google sites revenues of $7.54 billion.

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Google Network Revenues - Google's partner sites generated revenues of $3.19 billion, or 24% of total Google revenues, in the second quarter of 2013. This represents a 7% increase from second quarter 2012 Google network revenues of $2.98 billion.

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Other Revenues - Other revenues from Google were $1.05 billion, or 8% of total Google revenues, in the second quarter of 2013. This represents a 138% increase over second quarter 2012 other revenues of $439 million.

Google International Revenues - Google revenues from outside of the United States totaled $7.2 billion, representing 55% of total Google revenues in the second quarter of 2013, compared to 55% in the first quarter of 2013 and 54% in the second quarter of 2012.
Foreign Exchange Impact on Google Revenues - Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2013 through the second quarter of 2013, our Google revenues in the second quarter of 2013 would have been $177 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2012 through the second quarter of 2013, our Google revenues in the second quarter of 2013 would have been $217 million higher.

◦	Google revenues from the United Kingdom totaled $1.32 billion, representing 10% of Google revenues in the second quarter of 2013, compared to 11% in the second quarter of 2012.

◦	In the second quarter of 2013, we recognized a benefit of $35 million to Google revenues through our foreign exchange risk management program, compared to $81 million in the second quarter of 2012.
Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.
Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 23% over the second quarter of 2012 and increased approximately 4% over the first quarter of 2013.
Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 6% over the second quarter of 2012 and decreased approximately 2% over the first quarter of 2013.
TAC - Traffic acquisition costs, the portion of revenues shared with Google's partners, increased to $3.01 billion in the second quarter of 2013, compared to $2.60 billion in the second quarter of 2012. TAC as a percentage of advertising revenues was 25% in the second quarter of 2013, compared to 25% in the second quarter of 2012.
The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.31 billion in the second quarter of 2013. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $706 million in the second quarter of 2013.
Motorola Mobile Revenues (hardware and other) - Motorola Mobile revenues were $998 million, or 7% of consolidated revenues in the second quarter of 2013, compared to $843 million, or 7% of consolidated revenues in the second quarter of 2012.
Other Cost of Revenues - Other cost of revenues, which is comprised primarily of manufacturing and inventory-related costs, data center operational expenses, amortization of intangible assets, and content acquisition costs, increased to $3.05 billion, or 22% of revenues, in the second quarter of 2013, compared to $2.08 billion, or 18% of revenues, in the second quarter of 2012.
Operating Expenses - Operating expenses, other than cost of revenues, were $4.92 billion in the second quarter of 2013, or 35% of revenues, compared to $3.89 billion in the second quarter of 2012, or 33% of revenues.
Amortization Expenses - Amortization expenses of acquisition-related intangible assets were $283 million for the second quarter of 2013, compared to $184 million in the second quarter of 2012.  Of the $283 million, $153 million was as a result of the acquisition of Motorola, of which $116 million was allocated to Google and $37 million was allocated to Motorola Mobile.

Stock-Based Compensation (SBC) - In the second quarter of 2013, the total charge related to SBC was $783 million, compared to $635 million in the second quarter of 2012. We currently estimate SBC charges for grants to employees prior to June 30, 2013 to be approximately $3.2 billion for 2013. This estimate does not include expenses to be recognized related to employee stock awards that are granted after June 30, 2013 or non-employee stock awards that have been or may be granted.

Operating Income - On a consolidated basis, GAAP operating income in the second quarter of 2013 was $3.12 billion, or 22% of revenues. This compares to GAAP operating income of $3.24 billion, or 27% of revenues, in the second quarter of 2012. Non-GAAP operating income in the second quarter of 2013 was $3.99 billion, or 28% of revenues. This compares to non-GAAP operating income of $3.94 billion, or 33% of revenues, in the second quarter of 2012.

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Google Operating Income - GAAP operating income for Google was $3.47 billion, or 26% of Google revenues, in the second quarter of 2013. This compares to GAAP operating income of $3.44 billion, or 31% of Google revenues, in the second quarter of 2012. Non-GAAP operating income in the second quarter of 2013 was $4.21 billion, or 32% of Google revenues. This compares to non-GAAP operating income of $3.99 billion in the second quarter of 2012, or 36% of Google revenues.

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Motorola Mobile Operating Loss - GAAP operating loss for Motorola Mobile was $342 million, or -34% of Motorola Mobile revenues in the second quarter of 2013. This compares to GAAP operating loss of $199 million, or -24% of Motorola Mobile revenues in the second quarter of 2012. Non-GAAP operating loss for Motorola Mobile in the second quarter of 2013 was $218 million, or -22% of Motorola Mobile revenues. This compares to non-GAAP operating loss of $49 million, or -6% of Motorola Mobile revenues in the second quarter of 2012.

Interest and Other Income, Net - Interest and other income, net, was $247 million in the second quarter of 2013, compared to $253 million in the second quarter of 2012.
Income Taxes - Our effective tax rate was 24% for the second quarter of 2013.
Net Income (Loss) from Discontinued Operations - Net income from discontinued operations in the second quarter of 2013 was $674 million which included a gain on disposal of Motorola Home of $747 million, compared to a loss of $48 million in the second quarter of 2012.

Net Income - GAAP net income in the second quarter of 2013 was $3.23 billion, compared to $2.79 billion in the second quarter of 2012. Non-GAAP net income was $3.23 billion in the second quarter of 2013, compared to $3.36 billion in the second quarter of 2012. GAAP EPS in the second quarter of 2013 was $9.54 on 338 million diluted shares outstanding, compared to $8.42 in the second quarter of 2012 on 331 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2013 was $9.56, compared to $10.16 in the second quarter of 2012.
Cash Flow and Capital Expenditures  - Net cash provided by operating activities in the second quarter of 2013 totaled $4.71 billion, compared to $4.25 billion in the second quarter of 2012. In the second quarter of 2013, capital expenditures were $1.6 billion, the majority of which was for production equipment, data center construction and facilities-related purchases. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter of 2013, free cash flow was $3.09 billion.
We expect to continue to make significant capital expenditures.
A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.
Cash - As of June 30, 2013, cash, cash equivalents, and marketable securities were $54.4 billion.
Headcount - On a worldwide basis, we employed 44,777 full-time employees (40,178 in Google and 4,599 in Motorola Mobile) as of June 30, 2013, compared to 53,891 full-time employees (38,739 in Google, 9,982 Motorola Mobile, and 5,170 Motorola Home) as of March 31, 2013.
WEBCAST AND CONFERENCE CALL INFORMATION
A live audio webcast of Google’s second quarter 2013 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

We also announce investor information, including news and commentary about our business and financial performance, SEC filings, notices of investor events and our press and earnings releases, on our investor relations website (http://investor.google.com) and our investor relations Google+ page (https://plus.google.com/+GoogleInvestorRelations/posts).

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our investments in areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.  All information provided in this release and in the attachments is as of July 18, 2013, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures,"
 "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," "Reconciliation from net cash provided by operating activities to free cash flow," and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google's management and investors can compare Google's recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google's management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google's recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google's own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP.

First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google's business. Second, SBC is an important part of our employees' compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.
Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC and, as applicable, other special items less the related tax effects, as well as net income (loss) from discontinued operations. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be useful metrics for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google's use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.
Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.
Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.
The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:
Willa Chalmers
Investor Relations
+1-650-214-3381
willa@google.com
For Media:
press@google.com

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2012	As of June 30, 2013
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,778	$16,164
Marketable securities	33,310	38,268
Total cash, cash equivalents, and marketable securities (including securities loaned of $3,160 and $4,791)	48,088	54,432
Accounts receivable, net of allowance of $581 and $505	7,885	7,321
Inventories	505	342
Receivable under reverse repurchase agreements	700	770
Deferred income taxes, net	1,144	1,148
Income taxes receivable, net	0	72
Prepaid revenue share, expenses and other assets	2,132	2,776
Total current assets	60,454	66,861
Prepaid revenue share, expenses and other assets, non-current	2,011	1,891
Non-marketable equity investments	1,469	1,564
Property and equipment, net	11,854	12,912
Intangible assets, net	7,473	6,558
Goodwill	10,537	11,396
Total assets	$93,798	$101,182
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,012	$1,758
Short-term debt	2,549	3,000
Accrued compensation and benefits	2,239	1,803
Accrued expenses and other current liabilities	3,258	3,300
Accrued revenue share	1,471	1,458
Securities lending payable	1,673	3,211
Deferred revenue	895	799
Income taxes payable, net	240	0
Total current liabilities	14,337	15,329
Long-term debt	2,988	1,989
Deferred revenue, non-current	100	132
Income taxes payable, non-current	2,046	2,271
Deferred income taxes, net, non-current	1,872	1,905
Other long-term liabilities	740	704
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0
Class A and Class B common stock and additional paid-in capital, $0.001 par value per share: 12,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000); 329,979 (Class A 267,448, Class B 62,531) and par value of $330 (Class A $267, Class B $63) and 333,134 (Class A 273,852, Class B 59,282) and par value of $333 (Class A $274, Class B $59) shares issued and outstanding	22,835	24,334

Class C capital stock, $0.001 par value per share: 3,000,000 shares authorized; no shares issued and outstanding	0	0
Accumulated other comprehensive income (loss)	538	(398)
Retained earnings	48,342	54,916
Total stockholders’ equity	71,715	78,852
Total liabilities and stockholders’ equity	$93,798	$101,182

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
	(unaudited)
Revenues:
Google (advertising and other)	$10,964	$13,107	$21,609	$26,058
Motorola Mobile (hardware and other)	843	998	843	2,016
Total revenues	11,807	14,105	22,452	28,074
Costs and expenses:
Cost of revenues - Google (advertising and other) (1)	3,984	5,195	7,773	10,331
Cost of revenues - Motorola Mobile (hardware and other) (1)	693	868	693	1,676
Research and development (1)	1,538	1,987	2,979	3,824
Sales and marketing (1)	1,413	1,735	2,682	3,321
General and administrative (1)	942	1,197	1,699	2,322
Total costs and expenses	8,570	10,982	15,826	21,474
Income from operations	3,237	3,123	6,626	6,600
Interest and other income, net	253	247	409	381
Income from continuing operations before income taxes	3,490	3,370	7,035	6,981
Provision for income taxes	657	816	1,312	1,103
Net income from continuing operations	2,833	2,554	5,723	5,878
Net income (loss) from discontinued operations	(48)	674	(48)	696
Net income	$2,785	$3,228	$5,675	$6,574
Net income (loss) per share - basic:
Continuing operations	$8.68	$7.68	$17.56	$17.73
Discontinued operations	(0.14)	2.03	(0.14)	2.10
Net income (loss) per share - basic	$8.54	$9.71	$17.42	$19.83
Net income (loss) per share - diluted:
Continuing operations	$8.56	$7.55	$17.31	$17.42
Discontinued operations	(0.14)	1.99	(0.14)	2.06
Net income (loss) per share - diluted	$8.42	$9.54	$17.17	$19.48

Shares used in per share calculation - basic	326,272	332,480	325,786	331,467
Shares used in per share calculation - diluted	330,793	338,337	330,464	337,500

(1) Includes stock-based compensation expense as follows:
Cost of revenues - Google (advertising and other)	$82	$110	$156	$209
Cost of revenues - Motorola Mobile (hardware and other)	4	5	4	10
Research and development	289	421	588	782
Sales and marketing	118	134	215	259
General and administrative	142	113	228	220
	$635	$783	$1,191	$1,480

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Operating activities
Net income	$2,785	$3,228	$5,675	$6,574
Adjustments:
Depreciation and amortization of property and equipment	473	747	851	1,331
Amortization of intangible and other assets	197	283	330	598
Stock-based compensation expense	658	847	1,214	1,555
Excess tax benefits from stock-based award activities	(27)	(104)	(55)	(198)
Deferred income taxes	(163)	63	191	265
Gain on divestiture of businesses	(188)	(716)	(188)	(690)
Other	12	(65)	(56)	(54)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(222)	(194)	79	62
Income taxes, net	1,026	179	1,169	(156)
Inventories	202	(16)	170	(158)
Prepaid revenue share, expenses and other assets	(912)	(136)	(1,188)	(348)
Accounts payable	(249)	(159)	(80)	(72)
Accrued expenses and other liabilities	612	696	(243)	(363)
Accrued revenue share	34	35	23	8
Deferred revenue	14	17	54	(16)
Net cash provided by operating activities	4,252	4,705	7,946	8,338
Investing activities
Purchases of property and equipment	(774)	(1,611)	(1,381)	(2,814)
Purchases of marketable securities	(6,854)	(14,948)	(15,542)	(22,782)
Maturities and sales of marketable securities	5,456	10,687	22,657	17,006
Investments in non-marketable equity investments	(99)	(136)	(202)	(172)
Cash collateral related to securities lending	(336)	974	(91)	1,538
Investments in reverse repurchase agreements	75	(70)	270	(70)
Proceeds from divestiture of businesses	201	2,313	201	2,351
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(10,055)	(1,012)	(10,147)	(1,301)
Net cash used in investing activities	(12,386)	(3,803)	(4,235)	(6,244)
Financing activities
Net payments related to stock-based award activities	(137)	(58)	(184)	(268)
Excess tax benefits from stock-based award activities	27	104	55	198
Proceeds from issuance of debt, net of costs	4,602	2,729	7,751	5,651
Repayments of debt	(3,853)	(2,880)	(5,753)	(6,203)
Net cash provided by (used in) financing activities	639	(105)	1,869	(622)

Effect of exchange rate changes on cash and cash equivalents	(176)	(8)	(126)	(86)
Net increase (decrease) in cash and cash equivalents	(7,671)	789	5,454	1,386
Cash and cash equivalents at beginning of period	23,108	15,375	9,983	14,778
Cash and cash equivalents at end of period	$15,437	$16,164	$15,437	$16,164

Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures
The following tables present reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures (in millions, unaudited):

	Three Months Ended June 30, 2012
	Google			Motorola Mobile			Consolidated
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Revenues	$10,964	$—	$10,964	$843	$—	$843	$11,807	$—	$11,807
Costs and expenses:
Cost of revenues	3,984	82	3,902	693	10	683	4,677	92	4,585
Research and development	1,442	279	1,163	96	21	75	1,538	300	1,238
Sales and marketing	1,286	101	1,185	127	33	94	1,413	134	1,279
General and administrative	816	90	726	126	86	40	942	176	766
Total costs and expenses	7,528	$552	6,976	1,042	$150	892	8,570	$702	7,868

Income (loss) from operations	$3,436		$3,988	$(199)		$(49)	$3,237		$3,939

	Three Months Ended June 30, 2013
	Google			Motorola Mobile			Consolidated
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Revenues	$13,107	$—	$13,107	$998	$—	$998	$14,105	$—	$14,105
Costs and expenses:
Cost of revenues	5,195	110	5,085	868	36	832	6,063	146	5,917
Research and development	1,766	401	1,365	221	45	176	1,987	446	1,541
Sales and marketing	1,583	125	1,458	152	27	125	1,735	152	1,583
General and administrative	1,098	107	991	99	16	83	1,197	123	1,074
Total costs and expenses	9,642	$743	8,899	1,340	$124	1,216	10,982	$867	10,115

Income (loss) from operations	$3,465		$4,208	$(342)		$(218)	$3,123		$3,990

(1)	To eliminate stock-based compensation expense.

(2)	To eliminate stock-based compensation expense, as well as restructuring and related charges recorded in Motorola Mobile.

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures
The following table presents certain non-GAAP results before certain items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended June 30, 2012						Three Months Ended June 30, 2013
Consolidated	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$561	(c)					$778	(d)
			141	(e)					89	(f)
Income from operations	$3,237	27.4%	$702		$3,939	33.4%	$3,123	22.1%	$867		$3,990	28.3%

			$561	(c)					$778	(d)
			(134)	(g)					(167)	(g)
			141	(e)					89	(f)
			(39)	(h)					(21)	(h)
			48	(i)					(674)	(i)
Net income	$2,785		$577		$3,362		$3,228		$5		$3,233
Net income per share - diluted	$8.42				$10.16		$9.54				$9.56
Shares used in per share calculation - diluted	330,793				330,793		338,337				338,337

(a)	Operating margin is defined as consolidated income from operations divided by consolidated revenues.

(b)	Non-GAAP operating margin is defined as non-GAAP consolidated income from operations divided by consolidated revenues.

(c)	To eliminate $561 million of stock-based compensation expense recorded in the second quarter of 2012.

(d)	To eliminate $778 million of stock-based compensation expense recorded in the second quarter of 2013.

(e)	To eliminate $141 million of restructuring and related charges recorded in Motorola Mobile in the second quarter of 2012.

(f)	To eliminate $89 million of restructuring and related charges recorded in Motorola Mobile in the second quarter of 2013.

(g)	To eliminate income tax effects related to expense noted in (c) and (d).

(h)	To eliminate income tax effects related to charges noted in (e) and (f).

(i)	To eliminate net income (loss) from discontinued operations.

The following tables present certain non-GAAP results before certain items by business (in millions, unaudited):

	Three Months Ended June 30, 2012						Three Months Ended June 30, 2013
Google	GAAP Actual	Operating Margin (j)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (k)	GAAP Actual	Operating Margin (j)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (k)
			$552	(l)					$743	(m)
Income from operations	$3,436	31.3%	$552		$3,988	36.4%	$3,465	26.4%	$743		$4,208	32.1%

(j)	Operating margin is defined as Google income from operations divided by Google revenues.

(k)	Non-GAAP operating margin is defined as non-GAAP Google income from operations divided by Google revenues.

(l)	To eliminate $552 million of stock-based compensation expense recorded in the second quarter of 2012.

(m)	To eliminate $743 million of stock-based compensation expense recorded in the second quarter of 2013.

	Three Months Ended June 30, 2012						Three Months Ended June 30, 2013
Motorola Mobile	GAAP Actual	Operating Margin (n)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (o)	GAAP Actual	Operating Margin (n)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (o)
			$9	(p)					$35	(q)
			141	(r)					89	(s)
Loss from operations	$(199)	(23.6)%	$150		$(49)	(5.8)%	$(342)	(34.3)%	$124		$(218)	(21.8)%

(n)	Operating margin is defined as Motorola Mobile loss from operations divided by Motorola Mobile revenues.

(o)	Non-GAAP operating margin is defined as non-GAAP Motorola Mobile loss from operations divided by Motorola Mobile revenues.

(p)	To eliminate $9 million of stock-based compensation expense recorded in the second quarter of 2012.

(q)	To eliminate $35 million of stock-based compensation expense recorded in the second quarter of 2013.

(r)	To eliminate $141 million of restructuring and related charges recorded in Motorola Mobile in the second quarter of 2012.

(s)	To eliminate $89 million of restructuring and related charges recorded in Motorola Mobile in the second quarter of 2013.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended June 30, 2013

Net cash provided by operating activities	$4,705
Less purchases of property and equipment	(1,611)
Free cash flow	$3,094

Net cash used in investing activities (1)	$(3,803)

Net cash used in financing activities	$(105)

(1) Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

Consolidated	Three Months Ended June 30, 2013	Three Months Ended June 30, 2013
	(using Q2'12's FX rates)	(using Q1'13's FX rates)

United Kingdom revenues (GAAP)	$1,326	$1,326
Exclude foreign exchange impact on Q2'13 revenues using Q2'12 rates	48	N/A
Exclude foreign exchange impact on Q2'13 revenues using Q1'13 rates	N/A	31
Exclude hedging gains recognized in Q2'13	(24)	(24)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,350	$1,333

Rest of the world revenues (GAAP)	$6,413	$6,413
Exclude foreign exchange impact on Q2'13 revenues using Q2'12 rates	179	N/A
Exclude foreign exchange impact on Q2'13 revenues using Q1'13 rates	N/A	149
Exclude hedging gains recognized in Q2'13	(11)	(11)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$6,581	$6,551

Google	Three Months Ended June 30, 2013	Three Months Ended June 30, 2013
	(using Q2'12's FX rates)	(using Q1'13's FX rates)

United Kingdom revenues (GAAP)	$1,321	$1,321
Exclude foreign exchange impact on Q2'13 revenues using Q2'12 rates	48	N/A
Exclude foreign exchange impact on Q2'13 revenues using Q1'13 rates	N/A	31
Exclude hedging gains recognized in Q2'13	(24)	(24)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,345	$1,328

Rest of the world revenues (GAAP)	$5,890	$5,890
Exclude foreign exchange impact on Q2'13 revenues using Q2'12 rates	169	N/A
Exclude foreign exchange impact on Q2'13 revenues using Q1'13 rates	N/A	146
Exclude hedging gains recognized in Q2'13	(11)	(11)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$6,048	$6,025

The following table presents our consolidated revenues by revenue source (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
	(unaudited)
Google
Advertising revenues:
Google websites	$7,542	$8,868	$14,854	$17,508
Google Network Members' websites	2,983	3,193	5,896	6,455
Total advertising revenues	10,525	12,061	20,750	23,963
Other revenues	439	1,046	859	2,095
Total Google revenues (advertising and other)	10,964	13,107	21,609	26,058
Motorola Mobile
Total Motorola Mobile revenues (hardware and other)	843	998	843	2,016
Total revenues	$11,807	$14,105	$22,452	$28,074

The following table presents our Google revenues, by revenue source, as a percentage of Google revenues:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
	(unaudited)
Advertising revenues:
Google websites	69%	68%	69%	67%
Google Network Members' websites	27%	24%	27%	25%
Total advertising revenues	96%	92%	96%	92%
Other revenues	4%	8%	4%	8%
Google revenues	100%	100%	100%	100%